Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on February 20, 2003 by and between Elliot Lebowitz, Ph.D. an individual (“Lebowitz”), and North American Scientific, Inc., a Delaware corporation (the “Company”).

I.                                         Employment by the Company and Term.

(a)                                  Full Time and Best Efforts.  Subject to the terms herein, the Company agrees to employ Lebowitz as President of its subsidiary, Theseus Imaging, Corp. (“Theseus”), and in such other capacities as may reasonably be requested from time to time by the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof consistent with his position as President, and Lebowitz hereby accepts such employment.  During the term of his employment with the Company, Lebowitz will devote his full time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder.  Notwithstanding the foregoing, nothing herein shall preclude Lebowitz from continuing to serve on the board of directors of BioTransplant Inc., Immerge Biotherapeutics Inc., and Stem Cell Sciences, Ltd., provided such service does not impact Lebowitz’s performance of his duties as President.

(b)                                 Duties.  As President of Theseus, Lebowitz shall be primarily responsible for overseeing Theseus’ overall business and organization structure and for maintaining Theseus’ relationship with its corporate partners, regulatory agencies, academic partners, investors, employees and patients.  Lebowitz shall serve in a senior management capacity and shall perform such duties as are customarily associated with his title.

(c)                                  Company Policies.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(d)                                 Term.  This Agreement will commence on the date first noted above (the “Effective Date”) and will continue until terminated as provided in Section 6 below (“Term”).  Lebowitz acknowledges that certain provisions of this Agreement, including without limitation Sections 7 and 8, survive termination of employment and termination of this Agreement.

2.                                       Base Salary and Benefits.

(a)                                  Base Salary.  Lebowitz shall receive for services to be rendered hereunder a base salary at the rate of Two Hundred Fifty Thousand dollars ($250,000) per annum payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees (the “Base Salary”).  The Base Salary will be reviewed by and shall be subject to upward, but not downward, adjustment at the sole discretion of the Chief Executive Officer subject to review and approval by the Company’s Compensation Committee each year during the term of Lebowitz’s employment.

(b)                                 Participation in Benefits Plans.  During the term hereof, Lebowitz shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof.  These benefits currently include medical, dental, life, and disability insurance and participation in a Company-sponsored 401(k) plan, Employee Stock Purchase Plan and a Profit-Sharing Plan.  The Company shall not terminate such benefits without providing Lebowitz 30 days’ notice of the termination of such benefits as described herein.

(c)                                  Vacation.  Lebowitz shall be entitled to a period of annual vacation time equal to four (4) weeks per twelve month period, to accrue pro rata during the course of each such twelve month period.  The days selected for Lebowitz’s vacation must be mutually and reasonably agreed to by the Company and Lebowitz.

3.                                       Bonuses.

(a)                                  Annual Bonuses.  Beginning on the Effective Date of this agreement through the Agreement’s Termination Date, Lebowitz will be eligible to receive a bonus (the “Annual Bonus”).  Lebowitz will be deemed to have earned his bonus in full on October 31, of the Company’s fiscal year with respect to which the bonus is determined and paid (the “Measuring Year”), regardless of the date of determination or payment of the bonus.  The amount of the bonus will be determined pursuant to the terms of this Agreement by the Board on or about the January 15 following the last day of the Measuring Year.  The Annual Bonus will be based on Performance Goals approved by the Board and established by the Board in consultation with the Chief Executive Officer (“CEO”).  Lebowitz shall be entitled to an Annual Bonus of not less than 25% of his Base Salary if the Company meets or exceeds the Performance Goals established for the previous Measuring Year.

(b)                                 Other Bonus Plans.  From time to time, the CEO or the Board may, in their discretion, institute supplementary bonus plans or stock option plans, for which Lebowitz may be eligible.  The terms of such bonus shall be determined by the applicable bonus plan.  No such bonus plan may alter or rescind Lebowitz’s rights under this Agreement without Lebowitz’s written consent.

4.                                       Stock Options. The Company will grant Lebowitz an option to purchase 40,000 shares of Company common stock with an exercise price equal to the fair market value of the stock on the Effective Date (the “Option”).  The Option shall be granted effective as of the Effective Date and shall be subject to the terms and conditions of the Company’s Stock Option Plan and a stock option agreement, which shall be tendered to Lebowitz within five (5) days of the Effective Date.  The stock option agreement shall contain, among other things, a four-year vesting schedule.  The Option shall be granted as “incentive stock options” to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

5.                                       Reasonable Business Expenses and Support.  Lebowitz shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder in accordance with Company policy.  Lebowitz shall be furnished reasonable office space, assistance and facilities.  In addition, the Company agrees to provide Lebowitz with a parking space at Theseus’ offices at no charge to Lebowitz.

6.                                       Termination of Employment.  As noted in Section 1 hereof, Lebowitz’s employment and this Agreement shall continue until terminated under the following circumstances.  The date on which Lebowitz’s employment by the Company ceases, under any of the following circumstances, shall be defined herein as the “Termination Date.”

(a)                                  Termination by the Company for Cause.

(i)                                     Termination; Payment of Accrued Salary and Vacation.  The Board may terminate Lebowitz’s employment with the Company at any time for Cause (as defined below), immediately upon written notice to Lebowitz of the circumstances leading to such termination for Cause.  In the event that Lebowitz’s employment is terminated for Cause, Lebowitz shall receive payment for all earned Base Salary, all accrued but unused vacation and any other accrued benefits up to and through the Termination Date (hereafter, the “Accrued Obligations”).  The Company shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of notice (other than payment in lieu of the 30 day cure period under the Cause definition, if applicable).

(ii)                                  Definition of Cause.  “Cause” means the occurrence or existence of any of the following with respect to Lebowitz, as determined by a majority of the independent directors of the Board:  (a) continued failure or refusal by Lebowitz to follow the direction of the Company’s Board regarding a material obligation (unless such direction is considered by Lebowitz in good faith to be unlawful or unethical), provided that the Company has given Lebowitz written notice specifying the nature of such failure or refusal, which remains uncorrected by Lebowitz after the lapse of 30 days following receipt of the written notice; (b) a material breach by Lebowitz of any of his material obligations hereunder, which remains uncured after the lapse of 30 days following the date that the Company has given Lebowitz written notice thereof;  (c) a material breach by Lebowitz of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given Lebowitz written notice thereof; (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (e) the conviction or the plea of nolo contendere in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any property of the Company or any of its Affiliates; (g) an act of moral turpitude or similar misconduct by Lebowitz that causes significant and irreparable damage to the Company as a result of negative publicity; or (h) the repeated abuse of any non-prescription controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines renders the Lebowitz unfit to serve in his capacity as an officer or employee of the Company or it Affiliates.

(b)                                 Control Termination.  The term “Control Termination” shall mean a termination of Lebowitz’s employment or this Agreement by the Company for any reason within 90 days prior to or following the consummation of a “change of control” of the Company.

In the event of a Control Termination, Lebowitz will be entitled to payment of Accrued Obligations, a pro-rata portion of the Annual Bonus, and a severance payment in the gross amount equal to one (1) year’s Base Salary to be paid in a lump sum within 30 days of the date of the Control Termination.  In addition, any unvested Options granted under Section 4 of this Agreement or that may hereafter be granted to Lebowitz shall immediately vest as of the Termination Date.

The term “change of control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the “Act”) or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Act which serve similar purposes; provided that, without limitation,

(i)                                     such a change in control shall be deemed to have occurred if and when either (a) except as provided in (iv) below, any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes a “beneficial owner” (as such term is defined in Rule 13d03 promulgated under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote with respect to the election of its Board of Directors or (b) as the result of the foregoing transaction or events, individuals who were members of the Board of Directors of the Company immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event, and

(ii)                                  no change in control shall be deemed to have occurred if and when any such change is the result of a transaction which constitutes a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 promulgated under the Act.

(c)                                  Termination by the Company Due to Lebowitz’s Disability.  The Company may terminate Lebowitz’s employment in the event Lebowitz suffers a Disability (as defined below).  Upon termination for a Disability, Lebowitz shall be entitled to payment of all Accrued Obligations and a severance payment in the gross amount equal to six (6) months Base Salary to be paid in a lump sum within 30 days of the date of the Termination.  In addition, any unvested Options granted under Section 4 of the Agreement, any previously granted options or that may hereafter be granted to Lebowitz shall immediately vest as of the date of the Termination.  For the purposes of this Agreement, “Disability” shall mean any (i) physical incapacity or mental incompetence as a result of which Lebowitz is unable to perform substantially all his duties and responsibilities hereunder for an aggregate of 90 days within any six (6) month period, whether or not consecutive, during any calendar year, and (ii) which cannot be reasonably accommodated by the Company without undue hardship.

(d)                                 Termination By the Company Without Cause.  The Company may terminate Lebowitz’s employment upon 14 days’ prior written notice for other than cause or disability, pursuant to the following termination payment requirements.

(i)                                     In the event that Lebowitz’s employment is terminated by the Company without Cause, the Company shall pay Lebowitz all Accrued Obligations, a pro-rata portion of the Annual Bonus, and severance of an amount equal to one (1) year of his then Base Salary payable in a lump sum within 30 days of the date of the Termination, less standard withholdings for tax and social security purposes.  The bonus may be paid upon such date or over such period of time which is in accordance with the applicable bonus plan. In addition, any unvested Options granted under Section 4 of this Agreement or that may hereafter be granted to Lebowitz shall immediately vest as of the date of the Termination.

(ii)                                  The Company shall not be obligated to pay any termination payments under 5(d)(i) or (ii) above if Lebowitz breaches the provisions of Sections 7 or 8 below.

(e)                                  Termination Upon Death.  If Lebowitz dies prior to the expiration of the term of this Agreement, the Company shall (i) continue coverage of Lebowitz’s dependents (if any) under all benefit plans or programs of the type listed above in paragraph 2(b) herein for a period of six (6) months, and (ii) pay to Lebowitz’s estate the Accrued Obligations and the pro-rata portion of the Annual Bonus through the Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan.

(f)                                    Termination by Lebowitz For Good Reason.  Lebowitz may terminate his employment at any time for Good Reason (as defined below) immediately upon written notice to the Company.  In the event that Lebowitz’s employment is terminated by Lebowitz for Good Reason, Lebowitz shall be entitled to payment of Accrued Obligations, a pro-rata portion of the Annual Bonus, severance of an amount equal to one (1) year of his then Base Salary payable in a lump sum within 30 days of the date of the Termination, and continued vesting on any Options granted under Section 4 of this Agreement or that may hereafter be granted to Lebowitz for the period of one year following the date of Termination.

For purposes of this Agreement, termination by Lebowitz for “Good Reason” shall mean the termination of employment due to: (i) a material breach of the terms and conditions of this Agreement by the Company; (ii) a material reduction in the responsibility or authority of Lebowitz for the operations of Theseus or as otherwise described in this Agreement; (iii) failure of the Company to pay the Executive’s salary or bonus, if any, in the time and manner contemplated by this Agreement; or (iv) the relocation of the Theseus’s headquarters outside a radius of fifty (50) miles travel distance from its current location in Boston, Massachusetts; provided, however, that an event described in this sentence shall not constitute Good Reason unless it is communicated by Lebowitz to the Company in writing within thirty (30) days of the date Lebowitz knew of such event and its impact upon him and/or his position and, is not corrected by the Company to Lebowitz’s reasonable satisfaction within thirty (30) days of the date of Lebowitz’s delivery of such written notice to the Company.

(g)                                 Termination by Lebowitz Without Good Reason.  Lebowitz may terminate his employment for other than Good Reason at any time upon 14 days’ prior notice to the Company.  A voluntary termination by Lebowitz without Good Reason shall have the same consequences as provided in Section 6(a) for termination for Cause.

(h)                                 Benefits Upon Termination.  All benefits provided under Paragraph 2(b) hereof shall be extended, at Lebowitz’s election, to the extent permitted by the Company’s insurance policies and benefit plans, for one year after Lebowitz’s Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in Paragraph 5(a).  If Lebowitz elects to continue the group health and dental coverage following the date of termination in accordance with COBRA, the Company shall pay the premium for such coverage for the period of one year following the date of termination (unless such termination is for Cause under Paragraph 5(a)).  If the Company’s group coverage terminates during the one year period or if Lebowitz is no longer eligible for continuation of group coverage under COBRA, the Company shall pay Lebowitz cash in lieu of the premium payment for the remainder of the one year period.

7.                                       Proprietary Information Obligations.

During the term of employment under the Agreement, Lebowitz will have access to and become acquainted with the Company’s and the Company’s Affiliates’ confidential and proprietary information, including, but not limited to, information or plans regarding the Company’s and Company’s Affiliates’ customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively “Proprietary Information”).  Lebowitz shall not disclose any of the Company’s or the Company’s Affiliates’ Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as require in the course of his employment for the Company or as authorized in writing by the Company.  All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or the Company’s Affiliates, whether prepared by Lebowitz or otherwise coming into his possession, shall remain the exclusive property of the Company or the Company’s Affiliates, as the case may be, and shall not be removed from the premises of the Company under an circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Lebowitz’s duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment; provided, however, that Lebowitz may retain copies of documents that would ordinarily be in the possession of members of the investment community and any documents that were personally owned, which copies and the information contained therein Lebowitz agrees not to use for any business purpose.  Notwithstanding the foregoing, Proprietary Information shall not include (i) information which is or becomes generally public knowledge or public except through disclosure by Lebowitz in violation of this Agreement and (ii) information that may be required to be disclosed by applicable law.

8.                                       Non-Solicitation.  From the Execution Date of this agreement through the date one year after the Termination Date, Lebowitz will not on his own behalf or on behalf of an other person or entity, without the express written consent of the Board, solicit or attempt to solicit, induce or encourage any then current employee, customer, business relation, service provider or representative of the Company to terminate or modify his, her or its employment or business relationship with the Company.

9.                                       Indemnification and D&O Insurance.  The Company agrees that Lebowitz will be entitled to indemnification to the fullest extent authorized by the Company’s by-laws and shall be a covered person under the Company’s directors and officers’ liability insurance policy.

10.                                 Miscellaneous.

(a)                                  Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

North American Scientific, Inc

20200 Sunburst Street

Chatsworth, CA 91311

Attn:  L. Michael Cutrer

Telecopier No:  818-734-5202

To Employee:

Elliot Lebowitz

143 Gardner Road

Brookline, MA  02445

Telecopier No:

Or to such address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)                                 Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)                                  Entire Agreement.  This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d)                                 Counterparts.  This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)                                  Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Lebowitz and the Company, and their respective successors and assigns, except that Lebowitz may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Board.

(f)                                    Amendments.  No amendments or other modifications to this Agreement may be made except by writing and signed by both parties.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(g)                                 Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date it is last executed below by either party.

/s/ Elliot Lebowitz
ELLIOT LEBOWITZ

Febuary 20, 2003
DATE

NORTH AMERICAN SCIENTIFIC, INC.

By:	/s/L. Michael Cutter
Title: Chief Executive Officer

Febuary 19,2003
DATE